Exhibit 10.6
AMENDMENT ONE TO THE
DELL INC. 401(K) PLAN
     This Amendment is hereby entered into by Dell Inc., a Delaware corporation, having its principal office in Round Rock, Texas (hereinafter referred to as “Employer”):
R E C I T A L S:
     WHEREAS, the Employer has previously established the Dell Inc. 401(k) Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their beneficiaries; and
     WHEREAS, the Employer most recently amended and restated the Plan effective January 1, 2007; and
     WHEREAS, the Employer desires to amend the Plan to permit loan transfers received in connection with either a merger or acquisition to continue under the same amortization schedule after the transfer into the Plan, and also to permit the Plan Administrator, on a quarterly basis, to identify and make payment to former Participants that maintain an account balance consisting solely of post-distribution allocation adjustments, and to close such accounts; and
     WHEREAS, the Employer desires to amend the Plan to cause the Plan to comply with the Final Treasury Regulations under Section 415 of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, pursuant to Section 10.2 of the Plan, the following amendments are hereby made, and shall be effective January 1, 2008:
1. Subsection 14.1(a) of the Plan is hereby amended, as underlined, to be and read as follows:
“(a)	General. Unless otherwise provided by the Plan Sponsor, the Plan authorizes the Trustee to make loans on a nondiscriminatory basis to a Participant or Beneficiary in accordance with the written loan policy established by the Committee, provided (i) the loan policy satisfies the requirements of Subsection 14.1(b); (ii) loans are available to all Participants and Beneficiaries on a reasonably equivalent basis and are not available in a greater amount for Highly Compensated Employees than for other Employees; (iii) any loan is adequately secured and bears a reasonable rate of interest; (iv) the loan provides for repayment within a specified time; (v) the default provisions of the note prohibit offset of the Participant’s Nonforfeitable Account Balance prior to the time the Trustee otherwise would distribute the Participant’s Nonforfeitable Account Balance; and (vii) the loan otherwise conforms to the exemption provided by Code Section 4975(d)(1). If the joint and survivor annuity requirements of Section 9.6 apply to a Participant, the Participant may not pledge any portion of his or her Account Balance as security for a loan unless, within the ninety (90) day period ending on the date the pledge becomes effective, the Participant’s spouse, if any, consents (in a manner described in Section 9.6 other than the requirement relating to the consent of a subsequent spouse) to the security, or, by a separate consent, to an increase in the amount of security. No loan shall be provided to a Participant unless such Participant is on the U.S. payroll of the Employer. Notwithstanding the foregoing, if the Plan permits loan transfers in connection with either a Plan merger or an acquisition, the amortization schedule for each transferred loan shall be maintained, as long as the loan terms do not exceed sixty (60) months.
2. Subsection 14.1(b)(iii) of the Plan is hereby amended by adding the following language to the end thereof, to be and read as follows:
“Notwithstanding the foregoing, if the Plan permits loan transfers in connection with either a Plan merger or an acquisition and the number of permitted loans in the “merged” or “acquired” plan exceeds the number permitted by the Plan’s loan policy, then the Participant may retain all loans that were assumed by the Plan in connection with the Plan merger or acquisition.”
3. Section 7.3(c) is hereby amended by adding Subsection (v), to be and read as follows:
“(v) Notwithstanding the foregoing paragraph (b), the Administrator shall, at the end of each calendar quarter, identify each Participant with a termination of employment date during the previous 365 days who continues to maintain an account balance in the Plan and shall determine whether such Participant’s account balance is maintained due to a post-distribution allocation adjustment. The Administrator shall, as soon as administratively feasible following the end of the calendar quarter, make an additional distribution to each such Participant in order to distribute the remaining balance of his or her Account. Such distribution shall be made in the same manner previously selected by the Participant in accordance with Section 9.1. Once payment has been made, the Account of each such former Participant shall be closed.”
4. Section 5.4 is hereby amended in its entirety, to be and read as follows:
“5.4 Limitations on Allocations Under Code Section 415. Contributions hereunder shall be subject to the limitations of Code Section 415 and Treasury Regulations published pursuant to such Code Section on April 5, 2007, the provisions of which are specifically incorporated by reference; to the extent any portion of this Section conflicts with such Regulations, the provisions of the Regulations shall govern.
(a)	The Annual Additions to a Participant’s Individual Accounts hereunder (together with the Annual Additions to the Participant’s account(s) under any other defined contribution plans required to be aggregated with the Plan) for any Limitation Year may not exceed the lesser of:

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(i)	Forty-nine Thousand Dollars ($49,000.00), subject to cost-of-living increases as allowed under Code Section 415(d); or

(ii)	One hundred percent (100%) of the Participant’s 415 Compensation for the Limitation Year.
In the event the preceding limitations apply to an individual who is a Participant in this Plan and was a Participant in any other defined contribution plan maintained by the Employer, the limitations shall apply first to this Plan.
(b)	For purposes of this Section the following definitions shall apply:
(i)	“Annual Addition” shall mean the sum of the following additions to a Participant’s Individual Accounts for the Limitation Year: (i) employer contributions (including salary reduction contributions), (ii) employee contributions, and (iii) forfeitures, if any. For purposes of this definition, “Annual Additions” to other Employer defined contribution plans (also taken into account when applying the limitations in Paragraph (a) above) include any voluntary employee contributions to an account in a qualified defined benefit plan and any employer contribution to an individual retirement account or annuity under Code Section 408 or to a medical account for a key employee under Code Section 401(h) or 419A(d), except that the 25%-of-pay limit below shall not apply to employer contributions to a key employee’s medical account after his separation from service.

(ii)	“Limitation Year” shall be the Plan Year.

(iii)	“415 Compensation” shall mean the compensation as defined under Code Section 415(c)(3) and the Treasury Regulations issued pursuant thereto.
(c)	In the event the limitations in this Section are not satisfied, correction shall be made under the rules provided in Revenue Procedure 2008-50 (and any successor to that Revenue Procedure).”
     IN WITNESS WHEREOF, the Employer has caused this instrument to be executed this 10th day of December, 2008.

DELL INC.
By:	/s/ Kathleen O. Angel

Its:	Director of Global Benefits

ATTEST:
/s/ Robert L. Potts

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